Exhibit 99.1
Entertainment Properties Trust Reports Record Third Quarter Results
and Announces 2008 Guidance
Kansas City, MO, October 30, 2007 — Entertainment Properties Trust (NYSE:EPR) today announced operating results for the third quarter and nine months ended September 30, 2007. The Company reported record third quarter revenues, net income and funds from operations (FFO).
Total revenue increased 26% to $61.0 million for the third quarter compared to $48.5 million for the same quarter in 2006. Net income available to common shareholders increased 16% to $20.7 million from $17.8 million for the same quarter last year. Net income on a diluted per common share basis increased 17% to $0.77 per share from $0.66 per share in the same quarter last year.
Funds from operations (FFO) for the third quarter increased 16% to $29.6 million from $25.5 million compared to the same quarter last year. FFO per diluted common share increased 16% to $1.10 per share from $0.95 per share for the same quarter last year.
For the nine months ended September 30, 2007, total revenue increased 16% to $168.4 million compared to $145.6 million for the same period in 2006. Net income available to common shareholders increased 15% to $59.7 million from $52.1 million for the same period last year. Net income on a diluted per common share basis increased 13% to $2.22 from $1.97 for the same period last year. FFO for the nine months ended September 30, 2007 increased 10% to $82.5 million from $74.9 million a year ago. FFO per diluted common share increased 8% to $3.07 per share from $2.83 per share for the same period last year.
Dividend Information
On September 14, 2007, the Company declared a regular quarterly dividend of $0.76 per common share, which was paid on October 15, 2007 to common shareholders of record on September 28, 2007. This dividend represents an increase of 10.5% to an annual dividend rate of $3.04 per common share compared to last year. The Company also declared and paid a third quarter cash dividend of $0.4844 per share on the 7.75% Series B Preferred Shares, a cash dividend of $0.3594 per share on the 5.75% Series C Convertible Preferred Shares and a cash dividend of $0.4609 per share on the 7.375% Series D Preferred Shares.
Capital Markets Activity
On July 30, 2007, the Company obtained two non-recourse mortgage loans totaling $28.0 million. Each of these mortgages is secured by a theatre property located in Chattanooga, Tennessee and Leawood, Kansas, bear interest at a rate of 5.86% per year, and mature in 2017.
Additionally, the Company obtained three non-recourse mortgage loans totaling $75.4 million of which $48.4 million closed during September 2007 and $27.0 million closed during October 2007. Each of these mortgages is secured by a theatre property and the theatre properties are located in Houston, Texas, Dallas, Texas and Chicago, Illinois. These mortgage loans bear interest at an average interest rate of 6.64% and mature in 2012.
The net proceeds from all of the above mortgage loans were used to pay down the Company’s unsecured revolving credit facility.
On October 15, 2007, the Company closed on a public offering of 1.4 million common shares at $54.00 per share. Total net proceeds to the Company after expenses were approximately $73.9 million and were used to pay down the Company’s unsecured revolving credit facility.
On October 26, 2007, the Company obtained a term loan of $120 million. This loan is secured by a borrowing base that currently contains primarily non-theatre assets and is recourse to the Company. This loan bears interest at LIBOR plus 175 basis points and has a four year term expiring in 2011 with a one year extension available at the Company’s option. The net proceeds from this loan were used to pay down the Company’s unsecured revolving credit facility and the balance was invested in interest bearing money market accounts.

Investment Activity
In August 2007, the Company purchased the land and winery facilities associated with four vineyards in two separate transactions. The property acquired consisted of approximately 285 acres of land located in Paso Robles, Pope Valley, Lockeford, and Clements, California. The properties were simultaneously leased under long-term triple-net leases and the total acquisition price for both transactions was approximately $41.5 million.
Also during the three months ended September 30, 2007, the Company completed development of a megaplex theatre property located in Kalispell, Montana. The Stadium 14 Cinema is operated by Signature Theatres and was completed for a total development cost (including land and building) of approximately $9.7 million. This theatre is leased under a long-term triple-net lease.
As of September 30, 2007, the Company had two theatre development projects under construction for which it has agreed to finance the development costs. These theatres are expected to have a total of 30 screens and their development costs (including land) are expected to be approximately $25.6 million.
For the nine months ended September 30, 2007, the Company’s cash investment spending totaled $326.5 million.
On October 30, 2007, the Company entered into a secured first mortgage loan agreement for $31.0 million with Peak Resorts, Inc. The loans are secured by seven daily ski resorts located in Missouri, Indiana, Ohio and Pennsylvania with a total of approximately 506 acres.
On October 30, 2007, the Company acquired a 50% ownership interest in a joint venture for $39.2 million. The joint venture currently owns 12 public charter school properties located in Nevada, Arizona, Ohio, Georgia, Missouri, Michigan, Florida and Washington D.C., and leases them under a long-term triple net master lease. Imagine Schools, Inc., one of the leading operators of charter public schools in the U.S., operates the schools and guarantees the lease payments. The Company’s partner in the joint venture is a wholly-owned subsidiary of JER Investors Trust Inc., a publicly traded real estate investment trust. As of the October 30, 2007 purchase date, the joint venture had no significant liabilities.
Earnings and Investment Spending Guidance
Management is raising its previously announced 2007 FFO guidance to a range of $4.13 — $4.18 per diluted common share from the previous range of $4.09 — $4.18, and raising its cash investment spending estimate for 2007 to approximately $420 million from the previous estimate of $300 million. These increases reflect the Company’s performance to date, the recent financing activity (including the public offering of 1.4 million common shares on October 15, 2007) and management’s expectation for the timing of additional investments over the remainder of 2007.
Additionally, management is announcing 2008 guidance for FFO per diluted common share in a range of $4.52 to $4.62 and cash investment spending of approximately $250 million.
Comments from President and CEO, David Brain
“We are not only pleased to report another record quarterly performance but equally proud of the competitive advantage created by our success in securing attractive long-term debt and equity in a very volatile capital market environment. This additional capital positions us well to build on our track record of profitable growth.”
“We have been applying the principles of our Five Star investment criteria to several compelling real estate opportunities. Our decision to make a joint venture investment in public charter schools is an excellent example of the rigors of this process,” Brain said, adding that the Company’s exploration of public charter schools started more than two years ago.

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Rental revenue	$48,148	$41,362	$136,703	$125,442
Tenant reimbursements	4,704	3,782	12,621	10,721
Other income	506	737	1,780	2,663
Mortgage financing interest	7,651	2,629	17,300	6,808

Total revenue	61,009	48,510	168,404	145,634

Property operating expense	5,810	4,799	15,860	14,262
Other expense	1,048	897	2,590	2,903
General and administrative expense	3,023	2,253	9,083	10,030
Costs associated with loan refinancing	—	—	—	673
Interest expense, net	16,085	12,234	41,669	35,179
Depreciation and amortization	9,881	7,855	27,269	23,092

Income before gain on sale of land, equity in income from joint ventures, minority interest and discontinued operations	25,162	20,472	71,933	59,495

Gain on sale of land	—	—	—	345
Equity in income from joint ventures	200	191	597	566
Minority interest	988	—	988	—

Income from continuing operations	$26,350	$20,663	$73,518	$60,406

Discontinued operations:
Income from discontinued operations	—	53	777	488
Gain on sale of real estate	—	—	3,240	—

Net income	26,350	20,716	77,535	60,894

Preferred dividend requirements	(5,611)	(2,916)	(15,701)	(8,747)
Series A preferred share redemption costs	—	—	(2,101)	—

Net income available to common shareholders	$20,739	$17,800	$59,733	$52,147

Per share data:
Basic earnings per share data:
Income from continuing operations available to common shareholders	$0.78	$0.67	$2.11	$1.98
Income from discontinued operations	—	0.01	0.15	0.02

Net income available to common shareholders	$0.78	$0.68	$2.26	$2.00

Diluted earnings per share data:
Income from continuing operations available to common shareholders	$0.77	$0.66	$2.07	$1.95
Income from discontinued operations	—	—	0.15	0.02

Net income available to common shareholders	$0.77	$0.66	$2.22	$1.97

Shares used for computation (in thousands):
Basic	26,432	26,298	26,378	26,093
Diluted	26,824	26,769	26,858	26,511
The additional 1.9 million common shares that would result from the conversion of the Company’s Series C convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three and nine months ended September 30, 2007 because the effect is anti-dilutive. However, because a conversion would be dilutive to FFO per share, these adjustments have been made in the calculation of diluted FFO and diluted FFO per share.
ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
(Dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income available to common shareholders	$20,739	$17,800	$59,733	$52,147
Subtract: Gain on sale of real estate from discontinued operations	—	—	(3,240)	—
Subtract: Minority Interest	(988)	—	(988)	—
Add: Real estate depreciation and amortization	9,751	7,687	26,770	22,584
Add: Allocated share of joint venture depreciation	61	61	184	182

FFO available to common shareholders	29,563	25,548	82,459	74,913

FFO available to common shareholders	$29,563	$25,548	$82,459	$74,913
Add: Preferred dividends for Series C	1,941	—	5,822	—

Diluted FFO available to common shareholders	31,504	25,548	88,281	74,913

FFO per common share:
Basic	$1.12	0.97	$3.13	$2.87
Diluted	1.10	0.95	3.07	2.83

Shares used for computation (in thousands):
Basic	26,432	26,298	26,378	26,093
Diluted	28,724	26,769	28,755	26,511

Weighted average shares outstanding — diluted EPS	26,824	26,769	26,858	26,511
Effect of dilutive Series C preferred shares	1,900	—	1,897	—

Adjusted weighted average shares outstanding — diluted	28,724	26,769	28,755	26,511

Other financial information:
Straight-lined rental revenue	$1,178	1,014	3,229	2,853
Dividends per common share	$0.7600	$0.6875	$2.2800	$2.0625
FFO payout ratio*	69%	72%	74%	73%

(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful.

ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(dollars in thousands)

	As of	As of
	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Rental properties, net	$1,643,446	$1,395,903
Property under development	27,366	19,272
Mortgage notes and related accrued interest receivable	277,447	76,093
Investment in joint ventures	2,312	2,182
Cash and cash equivalents	10,758	9,414
Restricted cash	10,571	7,365
Intangible assets, net	17,058	9,366
Deferred financing costs, net	10,000	10,491
Accounts and notes receivable	49,629	30,043
Other assets	13,768	11,150

Total assets	$2,062,355	$1,571,279

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$23,271	$16,480
Dividends payable	25,890	21,314
Unearned rents and interest	4,358	1,024
Long-term debt	1,060,607	675,305

Total liabilities	1,114,126	714,123

Minority interests	18,584	4,474
Shareholders’ equity	929,645	852,682

Total liabilities and shareholders’ equity	$2,062,355	$1,571,279

About Entertainment Properties Trust
Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that offer enduring values, excellent executions, attractive economics and an advantageous market position. Our total assets exceed $2 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or contact Jon Weis at 888/EPR-REITor info@eprkc.com.
Safe Harbor Statement
With the exception of historical information, this press release contains forward-looking statements within the meaning of the securities laws, such as those pertaining to our acquisition or disposition of properties, our capital resources and future expenditures for development projects. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise.
You should consider the risks described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q, in evaluating any forward-looking statements included in this press release.
Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included in this press release whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed in this press release may not occur and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements.